Exhibit 10.2
Form 10-KSB, 2001
Viral Genetics, Inc.
File No. 000-26875

    DISTRIBUTOR AGREEMENT between Viral Genetics, Ltd. and Esigar Quirurgica,
                                  S.A. de C.V.

Viral Genetics, Ltd., hereinafter referred to as the "Company" and Esigar Quirurgica, S.A. de C.V., hereinafter referred to as "Distributor," in consideration of the promises made herein and intending to be legally bound, agree as follows:

                               ARTICLE 1. RECITALS

Legal Status of Company

Section 1.01. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with corporate power to own property and carry on its business as it is now being conducted. The Company has its principal office and place of business at 905 Mission Street, Pasadena California 91030.

Status of Distributor

Section 1.02. Distributor is a corporation duly organized, validly existing, and in good standing under the laws of the Mexican United States, with corporate power to own property and carry on its business as contemplated by this Agreement. Distributor has its principal offices and place of business at Calle Tecamachalco No. 15, P.H., Colonia Reforma Social, 11,000 Mexico, D.F.

Company Business

Section 1.03. The Company is engaged in the manufacture and sale of Medicine for the treatment of Acquired Immune Deficiency "Aid" and other products from time to time manufactured and sold under the trade name "VTI."

Facilities, Ability, and Desire to be Distributor

Section 1.04. (a) The Distributor represents that he possesses the technical facilities and ability to promote the sale and use of products manufactured by the Company and is desirous of developing demand for and selling such products on all exclusive basis in the Territory hereinafter described.

(b) Company is desirous of having Distributor develop demand for and sell its products in such Territory on the terms and conditions set forth herein.

                           ARTICLE 2. DISTRIBUTORSHIP

Exclusive Appointment

Section 2.01. (a) The Company appoints the Distributor as the exclusive distributor for the sale of its products at wholesale within the Territory of: the Mexican United States and all the countries of Central and South America (hereinafter "Territory). The Territory so described, and as may be subsequently enlarged, reduced, or otherwise changed in area with the mutual consent of the parties hereto, is hereinafter sometimes referred to a the "Territory."

(b) During the life of this Agreement, the Company must not sell the products directly or indirectly and shall not appoint any other or different person, firm, or corporation to sell the same products in the Territory. The parties agree that within a term of thirty (30) calendar days starting from the date of this Agreement, the Company must terminate any other Agreement executed prior to this date for the distribution of its products within the Territory.

(c) Given the above-mentioned, the parties agree that any sale operation verified in the Territory, shall be considered as a Distributor's sale, and shall give the later the right to ask for the corresponding compensation in the terms and conditions provided herein.

(d) Any new products that are development and marketed by Company, Distributor will be given a forty-five (45) calendar days first right of refusal to distribute within the Territory as agreed upon.

(e) Distributor warrants to Company that it does not currently represent or promote any lines or products that compete with the products. During the term of this Agreement, Distributor shall not, without Company's prior written consent, represent, promote or otherwise try to sell within the Territory any lines or products that, in Company's judgment, compete with the products covered by this Agreement.

(f) The parties acknowledge and agree that the relationship of Company and Distributor established by this Agreement is that of independent contractors, not an agency relationship and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow Distributor to create or assume any obligation on behalf of Company for any purpose whatsoever. All financial obligations associated with Distributor's business are the sole responsibility of Distributor.

All sales and other agreements between Distributor and its customers are Distributor's exclusive responsibility and shall have no effect on Distributor's obligations under this Agreement. Distributor shall be solely responsible for, and shall indemnify and hold Company free and harmless from, any and all claims, damages or lawsuits (including Company's attorneys' fees) arising out of the acts of Distributor, and its Employees or its agents.

(g) Distributor agrees that Company owns all right, title, and interest in the product lines that include the products and in all of Company's patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the products. The use by Distributor of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.

The products are offered for sale and are sold by Company subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the products. Distributor shall take appropriate steps with its customers, as Company may request, to inform them of and assure compliance with the restrictions contained in this paragraph.

Distributor acknowledges that by reason of its relationship to Company hereunder it will have access to certain information and materials concerning Company's business, plans, customers, technology, and products that are confidential and of substantial value to Company, which value would be impaired if such information were disclosed to third parties. Distributor agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by Company. Distributor shall take every reasonable precaution to protect the confidentiality of such information. Upon request by Distributor, Company shall advise whether or not it considers any particular information or materials to be confidential. Distributor shall not publish any technical description of the products beyond the description published by Company (except to translate that description to appropriate languages for the Territory). In the event of termination of this Agreement, there shall be no use or disclosure by Distributor of any confidential information of Company, and Distributor shall not manufacture or have manufactured any devices, components or assemblies utilizing any of the Company's confidential information. Company acknowledges that by reason of its relationship to Distributor hereunder it will have access to certain information and materials concerning Distributor's business, plans, customers, technology, and products that are confidential and of substantial value to Distributor, which value would be impaired if such information were disclosed to third parties. Company agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by Distributor. Company shall take every reasonable precaution to protect the confidentiality of such information. Upon request by Company, Distributor shall advise whether or not it considers any particular information or materials to be confidential.

(h) During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized distributor of Company's products and to advertise (within the Territory) such products under the trademarks, marks, and trade names that Company may adopt from time to time ("Company's Trademarks"). Distributor shall not alter or remove any Company's Trademarks applied to the products at the factory or product literature provided by Company to the Distributor. Except as set forth in this paragraph, nothing contained in this Agreement shall grant to Distributor any right, title or interest in Company's trademarks. At no time during or after the term of this

Agreement shall Distributor challenge or assist others to challenge Company's Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Company.

All representations of Company's Trademarks that Distributor intends to use shall first be submitted to Company for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used in conjunction with another trademark on or in relation to the products, then Company's mark shall be presented equally legibly, equally prominently, and of greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

Section 2.02. Distributor accepts the appointment to develop demand for and to sell Company products within the Territory and will make all sales hereunder in accordance with this Agreement.

Term

Section 2.03. The initial term of this Agreement shall be seven (7) years from the effective date of same.

Section 2.04. The Company and the Distributor may renew this Agreement for an additional seven (7) years term, if both parties are satisfied with each other. Renewal shall be automatic.


                              ARTICLE 3. OPERATIONS

Acceptance of Orders:  Filling

Section 3.01. (a) All orders the Company receives for its products from the Distributor are subject to acceptance by Company, which shall be resolved to Distributor within a term of fifteen (15) calendar days, starting from the date of the corresponding order.

(b) The Company shall be obligated to ship Distributor all accepted orders, within forty-five (45) calendar days following the date of placement of the corresponding order by Distributor, it being understood that neither Company nor Distributor shall be responsible for delays caused by Government orders or requirements, transportation conditions, labor or material shortages, strikes, riots, fires, or any other cause beyond the control of both parties. In all cases, expenses incurred in shipment of products, shall be paid by both parties, as follows: the Company shall pay sixty percent (60%) and the Distributor shall pay the remainder forty percent (40%).

In all cases, the Company will use its best efforts to advise the Distributor in advance of any liability to make full and timely delivery of any products which the Distributor has previously ordered.

(c) Notwithstanding the above-mentioned, the Company shall be responsible for all penalties imposed to Distributor by its clients, as a consequence of delay in the shipment of the products deriving from causes imputable to the Company. In such cases, the Company shall make a deduction in the price of the products equivalent to the penalty imposed to Distributor, it being understood that neither Company nor Distributor shall be responsible for delays caused by Government orders or requirements, transportation conditions, labor or material shortages, strikes, riots, fires, or any other cause beyond the control of both parties.

Payment

Section 3.02. (a) The parties agree that Distributor shall sell the products pursuant to this Agreement at such prices and on such terms and conditions as the Company shall establish from time to time, it being understood that all changes in the above-mentioned prices, terms and conditions, must be notified in writing to Distributor at least ninety (90) days in advance to the date on which such changes must be effective.

(b) The Company agrees to pay Distributor a fee for the sale of the products within the Territory. The fee for a sale shall be at all times thirty percent (30%) of the final sale price of the products to the customer in accordance with the following formula:

      A = Sale price to the customer.
      B = Import taxes and duties paid.
      C = Final sales price.

                               Formula: A - B = C
                           Distributor's fee: 30% of C

Example of application of formula in U.S. dollars:

Price to Distributor:                                 $  3,000.00
"A" = Sales Price:                                    $ 10,000.00
"B" = Taxes and Duties (20%):  IF APPLICABLE          $    600.00
"C" = Final Sales Price:                              $  9,400.00

Distributor's Fee = 30% of "C":                       $  2,820.00

Real Sales Price from Company:                        $  6,580.00

Distributor is granted herein with the right to withhold the above-mentioned fee, from the payment of the products received from the customer.

(c) Sale price increases of the products shall be at all times agreed by both parties on a yearly basis and may never exceed ten percent (10%).

(d) Furthermore, the Company shall give ninety (90) day credit to clients of the Distributor to pay for ordered merchandise.

Distributor's Efforts, Facilities and Personnel

Section 3.03. The Distributor will use his best efforts to promote demand for and sale of the Company's products and will maintain adequate facilities and sales personnel for that purpose. The Company will provide training to personnel from the Distributor, in order to increase sales and market penetration in each country.

Place of Business, Display Room, and Service Department

Section 3.04. The Distributor shall maintain a place of business, display room, and service department satisfactory to the Company at all times, and the Company shall have the right at all reasonable times during business hours to inspect the place of business, display room, and service department.

Appointment of Dealers, Salesmen, or other Representatives

Section 3.05. (a) The Distributor shall maintain a place of business, display room, and service department satisfactory to the Company at all times, and the Company shall have the right at all reasonable times during business hours to inspect the place of business, display room, and service department.

Appointment of Dealers, Salesmen, or other Representatives

Section 3.05. (a) The Distributor shall work and develop the Territory to the satisfaction of the Company, and in doing so shall appoint dealers, salesmen, or other representatives to sell the Company's products.

(b) The Distributor shall file with the Company a copy of each Agreement entered into with such dealers, salesmen, or other representatives defining the Territory to be served, which agreements shall be on appropriate forms supplied by the Company.

(c) Upon expiration or prior termination of any such Agreement for any cause, the Distributor shall furnish the Company with notice thereof in order that the Company's field personnel records will be up to date at all times.

Freight Charges

Section 3.06. (a) Unless the Company shall have authorized or permitted the return of any products or parts, the Company shall not be obligated to accept from the Distributor any products, nor to make any exchange thereof, nor to credit the Distributor thereof.

(b) Except in case of damage or defect attributable to the Company, the Distributor shall not make any claim against the Company for any damages or defective product.

Common Carrier Agents of Distributor

Section 3.07. Whenever the Company shall deliver or cause to be delivered to a common carrier any goods ordered by the Distributor, whether the particular carrier shall have been designated in the shipping or routing instructions of the Distributor or not, the Company shall not be responsible for any delays or damages in shipment and the common carrier, to which the Company shall deliver goods shipped to the Distributor, is declared to be the agent of the Distributor. Also, the Company will hire freight insurance which covers all merchandise shipped to the Distributor. Such insurance shall be paid by both parties, as follows: the Company shall pay sixty percent (60%) and the Distributor shall pay the remainder forty percent (40%), once the order has been delivered to Distributor at any of the addresses stated in article 1, section 1.02.

In case the merchandise is damaged or defective from the factory, the Company shall accept merchandise to be returned within (30) thirty calendar days after the detection of said damages or defect.

Report of Sales

Section 3.08. In order to enable the Company to have a complete record of all products sold, the Distributor shall furnish the Company weekly, or at such intervals as the Company and the Distributor shall otherwise agree a report of all sales of the Company's products in the Territory.

Right to Use Name

Section 3.09. (a) Subject to the provisions of Subsection (b), the Distributor may use the name: VT I Factor as applied to Company products in any design or advertisement during the continuance of this Agreement. All promotion activities must require the prior written approval of the Company.

(b) In case of termination of this Agreement, or upon request of the Company, the Distributor shall discontinue use of such name in any sign or advertisement and thereafter shall not use the name directly or indirectly in connection with his business, nor use any other name, title, or expression so nearly resembling it as would be likely to lead to confusion or uncertainty or to deceive the public.

Audits of Books

Section 3.10. The Distributor shall have his books audited at least annually by a competent accountant or auditor and shall furnish a certified copy of such audit to the Company for its permanent record.

Advertising Policies

The Company will cooperate with Distributor and its dealers in providing for continuous and effective advertising and promotion of Company's products throughout the Territory, and Distributor agrees to participate in, actively promote and faithfully comply with the terms and conditions of such cooperative advertising and merchandising programs as the Company may establish and offer to Distributor from time to time. Nothing herein shall prevent Distributor from independently advertising and marketing the Company's products within the Territory, provided the form and content of the advertising or marketing materials are approved by the Company in advance. All expenses derived from advertising and promotion shall be paid by Distributor.


                             ARTICLE 4. TERMINATION

Section 4.01. Either party shall have the right to terminate this Agreement, prior to its expiration, upon the occurrence of any of the following events:

     (1) Breach or default by the other of any of the terms, obligations, covenants, representations of warranties under this Agreement which is not waived in writing by the non-defaulting party. In such case, the non-defaulting party shall notify the other of such alleged breach or default and the other party shall have a period of sixty (60) days to cure the same.

     (2) The other party is declared insolvent or bankrupt or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against the other under any provision of the Federal Bankruptcy Act or any amendment thereof.

     (3) The failure of Distributor to register this product in Mexico within twelve (12) months of the execution of this Agreement.

Promptly upon the termination date of this Agreement, Distributor shall immediately and forever thereafter cease to solicit orders to represent in any manner that he is associated with the Company. Upon the termination date, the Distributor shall return or cause to be returned to the Company, after receipt of Company's written request thereof and at Company's expense, all samples, decals, advertising material, promotional items, sample contracts and other materials not previously returned to the Company or previously expended in solicitation activities which have been furnished by the Company in connection with this Agreement and will not thereafter hold out to the public that Distributor is a sales representative or otherwise connected with the Company.

Applicability of Terms after Termination

Section 4.02. In the event of termination, this Agreement shall remain applicable to any orders for products that the Distributor has previously placed and to any other orders, which may be executed within ninety (90) days subsequent to the effective date of termination.

Repurchase of Products on Termination

Section 4.03. In the event of the termination of this Agreement by either party for any reason, the Company may at its option repurchase from Distributor at the net price paid by the Distributor to the Company, plus actual freight on the shipment thereof to the Distributor, any Company products on hand in the Distributor's place of business or in the possession of the Distributor. On demand and the tender of the repurchase price, the Distributor shall be obligated to deliver such goods to the Company forthwith.

Subrogation on Termination

Section 4.04. In case this Agreement shall be terminated for any reason, the Company shall thereupon at its option be subrogated immediately to any agreements, rights, and relations of the Distributor with dealers, salesmen, or other representatives appointed by the Distributor hereunder with regards to the sale of Company products, and all such agreements shall contain a clause to make this provision effective in favor of the Company when this Agreement shall be terminated.


                              ARTICLE 5. WARRANTIES

Indemnification

Section 5.01. (a) The parties agree that the Company shall be at all times responsible for all and any consequences that may arise in the health of patients that may use the products, and shall hold harmless Distributor against any suit, claim or proceeding deriving from the use of the products. In this cases, Distributor shall only be obligated to provide the Company with full information, cooperation and assistance as may be required to defend any such suit, claim, or proceeding. The Company liability will arise only if the products are used according with the instructions provided.

(b) Likewise, the Company agrees that it will indemnify and hold harmless Distributor against any suit, claim or proceeding alleging that the Company industrial property rights pursuant to this Agreement infringes any patent, copyright, trademark or trade secret of any third party; provided, however, that Distributor must (a) promptly notify the Company in writing by certified mail, return receipt requested, of any such suit, claim, or proceeding, (b) allow the Company, at its expense, to direct and control all defense and all settlement or compromise negotiations, and (c) provide the Company with full information and assistance as may be required to defend any such suit, claim, or proceeding. The Company shall have no obligation or liability with respect to any claim or infringement based upon any cause imputed to Distributor.


                  ARTICLE 6. INTERPRETATION AND ENFORCEMENT

Notices

Section 6.01. Any notice, request, demand, or other communication required or permitted hereunder shall be deemed to be properly given when deposited in the United States mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, addressed:

     (a) In the case of the Company, to 905 Mission Street, South Pasadena, California 91030, or to such other person or address as the Distributor may from time to time furnish to the Distributor.

      (b) In the case of the Distributor, to Calle Tecamachalco No. 15, P.H., Colonia Reforma Social, 11,000 Mexico, D.F., or to such other person or address as the Distributor may from time to time furnish to the Company.

Distributor not Agent or Legal Representative

Section 6.02. This Agreement does not constitute the Distributor the agent or legal representative of the Company for any purpose whatsoever. The Distributor is not granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of the Company or to bind the Company in any manner.

Completeness of Instrument

Section 6.03. This instrument contains all of the agreements, understandings, representations, conditions, warranties, and covenants made between the parties hereto. Unless set forth herein, neither party shall be liable for any representations made, and all modifications and amendments hereto must be in writing.

Assignment

Section 6.04. This Agreement constitutes a personal contract and the Distributor shall not transfer or assign the Agreement or any part thereof without written consent of the Company, except to a new Mexican Corporation wholly owned by Messrs. Alberto Osio Sancho and Rgelio Igartua Ruiloba.

Section 6.05. This Agreement shall inure to the benefit of and shall be binding upon the Company's successors or assignees. Therefore, in the event the Company assigns the Agreement or any part thereof to a third party for any reason whatsoever, the assignee shall be at all times obligated to comply with all the terms and conditions provided herein.

No Implied Waivers

Section 6.06. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

Force Majeure

Section 6.07. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions including any actual or threatened actions by the U.S. Food and Drug Administration, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party. If performance is delayed due to such circumstances for a period of 180 consecutive days, either party may elect to terminate this Agreement.

Controlling Law and Forum

Section 6.08. (a) This agreement shall be governed by and construed under the laws of the State of California, U.S.A. The federal and state courts within the State of California, U.S.A., shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. Both parties hereby expressly consent to the personal jurisdiction of the federal and state courts within California, U.S.A.


Executed on July 14th, 1999, at Pasadena, California


COMPANY
Viral Genetics, Ltd.

By:   /s/ HAMPAR KARAGEOZIAN, Pharm. D.         /s/ HAIG KELEDJIAN

DISTRIBUTOR
Esigar Quirurgica, S.A. de C.V.

      /s/ ROGELIO IGARTUA RUILOBA              /s/ ALBERTO OSIO SANCHO